EXHIBIT 10.1

Form of Exchange and Release Agreement, dated as of March 18, 2009, by and between iDNA, Inc., Steven Campus, the Campus Family 2000 Trust and the Trust Established Under the Will of Nancy Campus.

EXCHANGE AND RELEASE AGREEMENT

This EXCHANGE AND RELEASE AGREEMENT is entered into as of March___, 2009, among and between iDNA, Inc. (“iDNA”), a Delaware corporation previously named National Auto Credit, Inc.; Steven Campus (“Campus”); the Campus Family 2000 Trust (the “Family Trust”); and the Trust Established Under the Will of Nancy Campus (the “Shelter Trust” and, collectively with the Family Trust, the “Trusts” and each as a “Trust”; the Trusts and Campus are herein referred to collectively as the “Stockholders” and each as a “Stockholder”).

Reference is made to a certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of July 31, 2003, by and among iDNA, Campus, the Family Trust  and the Shelter Trust.  Pursuant to and as provided in the Stock Purchase Agreement, iDNA (a) purchased from the Stockholders all of the issued and outstanding shares of capital stock of each of Campus Group Companies, Inc. (“CGCI”), Multi-Video Services, Inc. (“Multi-Video”), Interactive Conferencing Network, Inc. (“Interactive”) and Audience Response Systems, Inc. (“ARSI” and, collectively with CGCI, Multi-Video, Interactive and ARSI, the “Campus Corporations”) and (b) in consideration for the acquisition of such shares of capital stock, made a cash payment to the Stockholders and issued to the Stockholders certain Promissory Notes (as defined in the Stock Purchase Agreement) for the balance of the purchase price therefor.

Reference is also made to a certain Reduction of Purchase Price Agreement effective as of July 3, 2008,   whereby iDNA and the Stockholders agreed to restructure the Promissory Notes and other financial matters contemplated by the Stock Purchase Agreement through a combination of (a) an adjustment of the Purchase Price (as defined in the Stock Purchase Agreement) and a corresponding reduction in the outstanding amount of the Promissory Notes and (b) the issuance to the Stockholders two million five hundred thousand (2,500,000) shares of iDNA common stock, par value $0.05 per share,  that were issued to the Stockholders in connection with the Reduction of Purchase Price Agreement (the “Issued Shares”), in full satisfaction of amounts outstanding under the Promissory Notes as so reduced, subject, however, to the obligation of iDNA (under certain circumstances) to redeem such Issued Shares from the Stockholders and the right of the Stockholders (under certain circumstances) to put such Issued Shares back to iDNA.

Capitalized terms that are defined in the Stock Purchase Agreement and the Reduction of Purchase Price Agreement and are used herein shall (unless otherwise defined herein) when used herein have the respective meanings ascribed to such terms in the Stock Purchase Agreement and Reduction of Purchase Price Agreement.

           iDNA and the Stockholders (collectively, the “Parties” and each a “Party”) have determined and agreed to terminate the Reduction of Purchase Price Agreement and the transactions and obligations arising thereunder on the terms and conditions set forth herein.

1.    Return of the Capital Stock of Campus Corporations.  Upon the full execution and delivery of this Agreement, iDNA shall deliver to the Stockholders all of the issued and outstanding shares of capital stock of each of the Campus Corporations (the “Campus Stock”), together with appropriate stock powers signed by iDNA. The Campus Stock shall be allocated among and between the Stockholders as they shall determine and specify in their sole discretion.  iDNA represents and warrants that (a) it has not pledged or hypothecated any of the Campus Stock, (b) the Campus Stock delivered to the Stockholders constitutes 100 percent of the equity securities of each of the Campus Corporations, (c) iDNA has not issued any contracts or other rights to any person or entity to acquire any securities of the Campus Corporations, and (d) upon delivery of the Campus Stock to the Stockholders, the Stockholders will have acquired good and marketable title in and to the Campus Stock.

2.    Amended Promissory Notes. The Stockholders acknowledge that the Promissory Notes and the Amended Promissory Notes have been satisfied and that, upon the full execution and delivery of this Agreement, they shall deliver to iDNA all of the Promissory Notes and all of the Amended Promissory Notes (to the extent they have not previously done so).  The Stockholders represent and warrant that (a) they have not pledged or hypothecated any of the Promissory Notes or Amended Promissory Notes, (b) the Amended Promissory Notes and  Promissory Notes delivered to iDNA constitute 100 percent of the Amended Promissory Notes, and Promissory Notes, (c) the Stockholders have not issued any contracts or other rights to acquire any interest in the Amended Promissory Notes or  Promissory Notes to any person or entity.

3.    Return of the Issued Shares. Upon the full execution and delivery of this Agreement, the Stockholders shall deliver to iDNA all of the Issued Shares, (i.e., the two million five hundred thousand (2,500,000) shares of iDNA Common Stock that were issued to the Stockholders in connection with the Reduction of Purchase Price Agreement), together with appropriate stock powers signed by the Stockholders.   The Stockholders represent and warrant that (a) the Stockholders have not pledged or hypothecated any of the Issued Shares, (b) the Stockholders have not issued any contracts or other rights to acquire any interest in the Issued Shares to any person or entity, and (c) upon delivery of the Issued Shares to iDNA,  iDNA will have acquired good and marketable title in and to the Issued Shares.

4.    Because the business of the Campus Corporations has been operated in material part by representatives of both iDNA and the Stockholders, and because of the close relationship of the Parties since the July 2003 closing of the Stock Purchase Agreement, each of iDNA and the Stockholders acknowledges that they are fully familiar with the affairs, business, activities, assets, liabilities, financial condition and prospects of iDNA and the Campus Corporations. Accordingly, no Party has made or relied on any representation, promise, or statement other than as expressly set forth herein, and no Party has or shall have any duty of disclosure to the other party with respect  to iDNA or the Campus Corporations.

5.    Release of Stockholders and Steve Campus.  Except with respect to the provisions of this Exchange and Release Agreement, iDNA hereby releases, waives  and discharges the Stockholders and Steven Campus from and against all contracts, claims, promises, debts, covenants, guarantees, security agreements, pledge agreements, liabilities and obligations (collectively, “Liabilities”)  arising at any time prior to the date hereof, including but not limited to all Liabilities arising under the Promissory Notes, the Amended Promissory Notes, the Stock Purchase Agreement, the Employment Agreement, the Non-Competition and Non-Solicitation Agreement, and the Reduction of Purchase Price Agreement.

6.    Release of iDNA. Except with respect to (a) the provisions of this Exchange and Release Agreement, and (b) any right of Steven Campus to indemnification or to the benefits of any directors and officers liability insurance arising or existing as a consequence of his former service as an employee, officer or director of any iDNA subsidiary or affiliate, the Stockholders and Steven Campus hereby release, waive  and discharge iDNA and IDNA’s officers,  directors and agents from and against all contracts, claims, promises, debts, covenants, guarantees, security agreements, pledge agreements, liabilities and obligations (collectively, “Liabilities”)  arising at any time prior to the date hereof, including but not limited to all Liabilities arising under the Promissory Notes, the Amended Promissory Notes, the Stock Purchase Agreement, the Pledge Agreement, the Guarantee, the Employment Agreement, the Non-Competition and Non-Solicitation Agreement, and the Reduction of Purchase Price Agreement.

7.    Tax Matters.  iDNA shall be responsible for all federal, state and local taxes and tax obligations (including interest and penalties)  of any kind or type incurred by the Campus Corporations or for which the Campus Corporations are liable for all periods through and including the date of this Agreement, and shall indemnify and hold harmless the Stockholders from such tax obligations.  The Campus Corporations  shall be solely responsible for all federal, state and local taxes and tax obligations (including interest and penalties)  of any kind or type incurred by the Campus Corporations or for which the Campus Corporations are liable for all periods subsequent to the date of this Agreement, and the Stockholders shall indemnify and hold harmless the Stockholders from such tax obligations.  Without limitation to the foregoing:

(a)           IDNA has filed all income tax returns that it was required to file (subject to any extensions and any tax returns as to which the deadline for filing has not yet occurred) for each taxable period during which any of the Campus Corporations was a member of the iDNA consolidated tax filing group.  All such tax returns were correct and complete in all respects in so far as they relate to the Campus Corporations.  All income taxes owed by any affiliated group (whether or not shown on any tax return) have been paid or will be paid for each taxable period during which the Campus Corporations was a member of the group.

(b)            No director or officer (or employee responsible for tax matters) of iDNA expects any authority to assess any additional income taxes against any affiliated group for any taxable period during which the Campus Corporations was a member of the group and for which period tax returns have been filed.  There is no dispute or adverse claim concerning any income tax liability of any affiliated group for any taxable period during which the Campus Corporations was a member of the group either (i) claimed or raised by any authority in writing or (ii) as to which any the directors and officers (and employees responsible for tax matters) of IDNA has knowledge based upon personal contact with any agent of such authority.  No affiliated group has waived any statute of limitations in respect of any income taxes or agreed to any extension of time with respect to an income tax assessment or deficiency for any taxable period during which the Campus Corporations are a member of the group.

(c)           The Campus Corporations have no liability for the taxes of any person other than the Campus Corporations (i) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (D) otherwise.

(d)           Any tax-sharing agreement between IDNA and the Campus Corporations is terminated as of the date of this Agreement and shall have no further effect for any taxable year (whether the current year, as future year, or a past year).

(e)        IDNA agrees to indemnify the Stockholders from and against any adverse consequence the Stockholders may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability for taxes of any person other than Campus Corporations than under Reg. §1.1502-6 (or any similar provision of state, local or foreign law).

(f)        IDNA shall include the income of Campus Corporations (including any deferred items triggered into income by Reg.  §1.1502-13 and any excess loss account taken into income under Reg. §1.1402-19) on IDNA's consolidated federal income tax returns attributable to such income for all taxable periods ending on or before the date of the Agreement.  For all taxable periods ending on or before the date of the Agreement, IDNA shall cause Campus Corporations to join in IDNA's consolidated federal income tax return and, in jurisdictions requiring separate reporting from IDNA, to file separate company state and local income tax returns.

(g)      All such tax returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law.  The Stockholders shall have the right to review and comment on any such tax returns prepared by IDNA.

(h)      IDNA shall allow the Campus Corporations to participate in any audit of IDNA's consolidated federal income tax returns to the extent that such returns relate to the Campus Corporations.  IDNA shall not settle any such audit in a manner that would adversely affect the Campus Corporations after the date of this Agreement without the prior written consent of the stockholders, which consent shall not be unreasonably withheld.

8.    Miscellaneous Provisions.

(a)    Notices.  All notices and other communications required or provided for hereunder shall be in writing and shall be sufficiently given if given as provided in Section 10.2 of the Stock Purchase Agreement and shall be deemed to have been duly given as such time as provided under such Section 10.2.

(b)    Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or any of the other terms or provisions hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added, as a part of this Agreement, a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(c)    Integration.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements, representations, warranties and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

(d)    No Third Party Beneficiaries.  This Agreement is not intended to confer upon any other person or entity any rights or remedies hereunder.

(e)    Assignment.  This Agreement shall not be assigned by operation of law or otherwise, and any effort or attempt of any Party to assign this Agreement without the prior written consent of the other Parties shall be null and void and of no force or effect.  iDNA’s consent to assignments, if any, between and among the Stockholders  shall not be unreasonably withheld.

(f)    Further Assurances.  Upon the request of any Party, the other Parties shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out, and to effectuate fully, the intent and purposes of this Agreement.

(g)    Binding Effect; Assignment.  This Agreement shall be binding upon and be enforceable against the Parties and their respective heirs, administrators, legal representatives, successors and assigns and shall inure to the benefit of and be enforceable by the Parties and their respective heirs, administrators, legal representatives, successors and permitted assigns.

(h)    Amendment.  This Agreement may not be amended except by an instrument in writing approved by the Parties and signed on behalf of each of the Parties.

(i)    Non-Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor any waiver or relinquishment of any rights or power at any other time or times.

(j)    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(i)    GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.    EACH OF THE PARTIES EXPRESSLY WAIVES ITS OR HIS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, LITIGATION OR OTHER JUDICIAL PROCEEDING REGARDING THIS AGREEMENT OR ANY DISPUTE HEREUNDER OR RELATING HERETO.  This Agreement shall be governed by, interpreted under and construed in accordance with the internal laws of the State of New York applicable to contracts executed and to be performed wholly in that State without giving effect to the choice or conflict of laws principles or provisions thereof, except to the extent any provision hereof must be governed by, interpreted under or construed in accordance with the laws of the State of Delaware.  Each of the Parties agrees that any dispute under or with respect to this Agreement shall be determined exclusively before the state or federal courts situated in the City, County and State of New York, which courts shall have exclusive jurisdiction over and with respect to any such dispute, and each of the Parties hereby irrevocably submits to the jurisdiction of such courts.  Each Party hereby agrees not to raise any defense or objection, under the theory of forum non conveniens or otherwise, with respect to the jurisdiction of any such court.

[signatures appear on the following page]

IN WITNESS WHEREOF, the Parties have  executed this Agreement on the date first written above.

iDNA, INC.,
a Delaware corporation

By:           ___________________________________
Name:
Title:

____________________________________
STEVEN CAMPUS

CAMPUS FAMILY 2000 TRUST

By:           ___________________________________
Name: Steven Campus
Title: Trustee

TRUST ESTABLISHED UNDER
THE WILL OF NANCY CAMPUS

By:           ___________________________________
Name: Steven Campus
Title: Trustee